[EAGLE SUPPLY GROUP, INC. LOGO]

[GULFSIDE SUPPLY, INC LOGO]

EAGLE SUPPLY GROUP, INC. AND GULFSIDE SUPPLY, INC. EXECUTE MERGER

AGREEMENT; EAGLE AGREES TO BE ACQUIRED FOR $2.20 PER SHARE IN

CASH BY GULFSIDE

FOR IMMEDIATE RELEASE

CONTACT:

EAGLE SUPPLY GROUP, INC.:	INVESTOR RELATIONS CONTACT:

Douglas P. Fields, Chairman and CEO	Hayden Communications, Inc.
Frederick M. Friedman, Executive VP and CFO	Matthew Hayden
Tel: 212-986-6190	Tel: 858-456-4533
Fax: 212-972-0326	Fax: 843-361-0758
www.eaglesupplygroup.com	www.haydenir.com

GULFSIDE SUPPLY, INC.:

James S. Resch, President and CEO

Tel: 813-636-9808

Fax: 813-207-0143

www.gulfsidesupply.com

➢ Eagle	Supply Group, Inc. and Gulfside Supply, Inc. Execute Merger Agreement
➢ Eagle	Agrees to be Acquired for $2.20 per share in cash by Gulfside

NEW YORK, NY – August 5, 2004 — Eagle Supply Group, Inc. (“Eagle” or the “Company”) (NASDAQ SmallCap: EEGL and EEGLW; BSE: EGL and EGLW), and Gulfside Supply, Inc. (“Gulfside”) today announced that they have entered into a definitive merger agreement providing for the acquisition by Gulfside of all of the issued and outstanding shares of Common Stock of Eagle for $2.20 per share in cash. Eagle is one of the largest wholesale distributors of residential roofing and masonry supplies and related products in the United States, and Gulfside is a privately-owned, Tampa, Florida-based roofing materials and metal distributor with operations throughout the Southeast. Pursuant to the merger agreement, Gulfside, through a wholly-owned subsidiary, will proceed with an all-cash tender offer to be followed by a merger and expects to close the transaction in September 2004. The offer price represents a premium of approximately 11% to Eagle’s closing share price on Thursday, August 5, 2004.

Douglas P. Fields, Chairman and CEO of Eagle commented, “Last summer, we stated that, under certain circumstances, management of Eagle would seek to realize the value of Eagle for our stockholders ‘sooner rather than later.’ We announced last winter that we had appointed a Special Committee of our Board of Directors, comprised solely of independent directors, and hired Morgan Joseph & Co. Inc. to assist Eagle in studying and implementing strategic alternatives. The agreement between Eagle and Gulfside announced today represents the culmination of that process to this date. Our management believes that the planned merger of Gulfside and Eagle, when and if consummated, will create a major new force in the industry in which both of our companies compete, with great financial and operational strength and substantial market share in the important states of Florida, Texas, and Colorado, and will provide benefits and opportunities for the combined entity’s employees, customers, vendors, and other stakeholders. Our Board of Directors, upon the recommendation of its Special Committee, has favorably recommended the offer from Gulfside to our stockholders, and management stockholders have agreed to tender their shares of Eagle to Gulfside.”

James S. Resch, President and owner of Gulfside, commented, “Gulfside has been seeking an acquisition partner with the precise combination of industry reputation, market share, business philosophy, and expert personnel to realize our goals of significant expansion. The alliance with Eagle will provide additional sales, marketing and purchasing resources that are world class, giving us a substantial presence in the central and western shelter markets which will allow Gulfside to better support our national customers. The combination of Gulfside and Eagle will result in a comprehensive and synergistic force in the shelter-distribution industry. We are pleased to make a major investment in a strong, progressive broad-based business that builds on our 30-year-plus history with nearly a century of tradition. Eagle is a quality supplier whose complementary product offerings and leading-edge technology will bring significant value to our Southeastern distribution centers. We look forward to welcoming its people to the Gulfside family and feel privileged to have the opportunity to have Eagle as a strategic and technological partner that shares the Gulfside philosophy of personal relationships, exceptional service, expert staff, and innovative resources.”

James E. Helzer, President, Vice Chairman of the Board of Directors, and Chief Operating Officer of Eagle, stated, “The combined management expertise and production capacity of these two companies will propel them to a new and higher level when the transaction is consummated. I believe that the entire Eagle company is excited about the merger and the opportunity that it presents.”

Morgan Joseph & Co. Inc. acted as exclusive financial advisor to Eagle and Carlton Fields, PA acted as its legal advisor. For Gulfside, Fowler White Boggs Banker P.A. acted as its legal advisor.

Eagle, which was founded in Tampa, Florida, in 1905, has, since its initial public offering in 1999, maintained its corporate executive offices in New York City and its operations headquarters in Mansfield, Texas, and today is one of the largest wholesale distributors of roofing and masonry supplies and related products in the United States. Eagle sells primarily to contractors, subcontractors and builders engaged in roofing and masonry repair and construction of new residences and commercial properties. Eagle sells its products through its own distribution facilities and direct sales force. Eagle currently operates a network of 34 distribution centers in 9 states.

Gulfside is a Florida-based roofing and metal distributor with 26 distribution centers that are strategically located throughout Florida, Alabama, Georgia and Mississippi. Gulfside is in its

fourth decade of high-performance service to the Southeast’s roofing and sheet metal contractors.

The tender offer for the issued and outstanding shares of Common Stock of Eagle described in this announcement has not yet commenced, and this announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer will be made only through an offer to purchase and related letter of transmittal. We urge investors and stockholders to read the following documents, when they become available, regarding the tender offer (referred to above) because they will contain important information:

•	Gulfside’s tender offer statement on Schedule TO, including the offer to purchase and letter of transmittal.

•	Eagle’s solicitation/recommendation statement on Schedule 14D-9.

These documents and amendments to these documents will be filed with the United States Securities and Exchange Commission (“SEC”) when the tender offer commences. When these and other documents are filed with the SEC, they may be obtained free of charge at the SEC’s web site at www.sec.gov.

Note About Forward-Looking Statements

In addition to historical information, this press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical fact, and are subject to risks and uncertainties, including, without limitation, the inability to satisfy the conditions to the announced transaction, general economic conditions and other factors. These forward-looking statements are based largely on our current expectations, assumptions, plans, estimates and judgments, and they involve inherent risks and uncertainties.

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